Exhibit (12)* to Report
                              on Form 10-K for Fiscal
                              Year Ended June 30, 1998
                           by Parker-Hannifin Corporation





                  Computation of Ratio of Earnings to Fixed Charges
                                as of June 30, 1998





              *Numbered in accordance with Item 601 of Regulation S-K.
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                                               EXHIBIT 12

                                      PARKER-HANNIFIN CORPORATION
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             (IN THOUSANDS)

                                                             Fiscal Year Ended June 30,

                                                  1998        1997        1996        1995        1994
                                             _________________________________________________________
EARNINGS
________
Income from continuing operations
  before income taxes                        $ 503,988   $ 424,867   $ 374,479   $ 348,407   $ 112,449

Add:
  Interest on indebtedness,
    exclusive of interest capitalized
    in accordance with FASB #34 and
    interest on ESOP loan guarantee             52,463      46,373      35,665      28,884      34,687

  Amortization of deferred loan costs              324         286         146         128         297

  Portion of rents representative of
    interest factor                             12,355      11,102       9,966       8,791       7,157

  Equity share of losses of companies
    for which debt obligations are
    not guaranteed                                 583       1,327         513         392       1,359

  Amortization of previously
    capitalized interest                           296         220         219         216         217
                                             _________________________________________________________
                       Income as adjusted    $ 570,009   $ 484,175   $ 420,988   $ 386,818   $ 156,166
                                             =========================================================


FIXED CHARGES
_____________

Interest on indebtedness,
  exclusive of interest capitalized
  in accordance with FASB #34 and
  interest on ESOP loan guarantee            $  52,463   $  46,373   $  35,665   $  28,884   $  34,687

Capitalized interest                             1,372         272         538         283         298

Amortization of deferred loan costs                324         286         146         128         297

Portion of rents representative of
 interest factor                                12,355      11,102       9,966       8,791       7,157
                                             _________________________________________________________
                       Fixed charges         $  66,514   $  58,033   $  46,315   $  38,086   $  42,439
                                             =========================================================

RATIO OF EARNINGS TO FIXED CHARGES              8.57x        8.34x       9.09x      10.16x       3.68x
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